
Avery Singer (b. 1987)
8 of Singer's top ten auction records are large-format shadow paintings similar to the Painting—and six of her top ten price records were achieved in 2022 and 2023. This market is red-hot, and the Painting is an ideal example by the talented artist.
INVESTMENT THESIS
Initial Offering Price
$2,609,000
Offering Circular
sec.gov
Similar Sales
Record Price
Repeat Sales
$4.0m
$3.0m
$2.0m
$1.0m
18
19
20
21
22
23
Price Appreciation of Similar Works
35.0%
Sharpe Ratio (1995-2021)
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Avery Singer
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S&P 500
0.56
58% Progress
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Avery Singer

(b. 1987)

Why we like this offering

1. The Artwork is created in Avery Singer's unique airbrushed, geometric style. To achieve this style, the artist digitally drafts an image in Google SketchUp and then projects it onto a large-scale canvas to hand-paint using masking tape and an airbrush.
2. Recent auction records of paintings similar in scale and style to the Artwork are led by **Untitled** (2016), which sold for $4,063,451 at Christie's in May 2023, **Untitled (Tuesday)** (2017), which sold for $4,498,457 at Christie's in December 2021, and **The Great Muses** (2013), which sold for $2,978,186 at Christie's in November 2022.
3. 8 of Singer's top ten price records at auction are similar in scale to the Artwork, and showcase Singer's signature airbrushed shadows
4. All of Singer's top ten price records at auction have been set since May 2021, with six of the top ten price records achieved in 2022 and 2023.
5. The Artwork is a portrait of a seated woman created in Avery Singer's signature style and a muted, predominantly grayscale palette. The inclusion of in the title of the work suggests the image might illustrate the malaise of a young woman out and alone on a Saturday night.
6. Singer's recently-opened exhibition "Unity Bachelor" at the Institute of Contemporary Art, Miami, features recent works by the artist Avery Singer, who deftly blends analog and digital tools to create complex paintings.

Past price appreciation is no guarantee of future results. Historical sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.

Artist Metrics

2022 Total Auction Sales	2022 Auction Lots Sold	All Time Record Price
$13,109,495	12	$4,300,000


Average Prices
1.1M
819.3K
546.2K
273.1K
11 12 13 14 15 16 17 18 19 20 21 22
Turnover by Year
17.6M
13.2M
8.8M
4.4M
11 12 13 14 15 16 17 18 19 20 21 22
Lots Auctioned
Sold
Unsold
21
15.75
10.5
5.25
11 12 13 14 15 16 17 18 19 20 21 22

Initial Offering Price	**$2,609,000**
Offering Circular	sec.gov/edgar

Painting







About Avery Singer

Avery Singer (b. 1987, New York, NY) is a contemporary American artist who explores the importance of images in an increasingly digital world. She uses 3D modeling software to create complex compositions that engage with modern technology while referencing stylistic movements such as Surrealism, Cubism, and Futurism. Through the use of new technologies to depict past art historical references, Singer pushes past the limitations of painting.

INVEST NOW

AVERY
SINGER

b. 1987, UNITED STATES



$2,609,000
INITIAL OFFERING

35.0%
ANNUAL APPRECIATION OF SIMILAR WORKS (SINCE 2000)[1,2]

160.2%
ANNUAL APPRECIATION OF RECORD PRICES[3]

Acrylic on canvas | 78 × 61 in. (198 × 155 cm.)

Avery Singer is a contemporary American artist who explores the importance of images in an increasingly digital world and uses 3D modeling software to create complex compositions that engage with modern technology while referencing stylistic movements such as Surrealism, Cubism, and Futurism.

The Artwork is created in Avery Singer's unique airbrushed, geometric style. To achieve this style, the artist digitally drafts an image in Google SketchUp and then projects it onto a large-scale canvas to hand-paint using masking tape and an airbrush. Avery Singer's figurative paintings are characterized by their unnatural, blocky physiques and exaggerated poses. The Artwork is a portrait of a seated woman created in Avery Singer's signature style and a muted, predominantly grayscale palette. The blocky figure has shoulder-length wavy pink hair with bangs and wears a powder blue minidress with a bow tied at the neckline and pink heels that match the shade of her hair. She sits in a relaxed, almost crumpled pose with her head tilted downward and a kitchen knife at her feet. The ambiguous architectural shadow in the background locates the work in an urban environment. The inclu-sion of " " in the title of the work suggests the image might illustrate the malaise of a young woman out and alone on a Saturday night. Auction records of paintings similar in scale and style to the Artwork are led by Untitled (2016), which sold for $4,063,451 at Christie's Hong Kong on May 28, 2023, followed by The Great Muses (2013), which sold for $2,978,186 at Christie's Hong Kong on November 30, 2022, and Kundry (2018), which sold for $2,107,000 at Sotheby's New York on November 16, 2022.

In 2020, Avery Singer signed with Hauser & Wirth, becoming the youngest artist to be repre-sented by the influential mega-gallery. She has been the subject of solo exhibitions at the Kuns-thalle Zurich, Hammer Museum in Los Ange-les, Vienna Secession, and Museum Ludwig in Cologne, among numerous other prestigious institutions. Her work is also held in several renowned public collections, including the Institute of Contemporary Art in Miami, Art Institute of Chicago, Whitney Museum of American Art in New York, and Stedelijk Museum in Amsterdam. As of August 21, 2023, the artist's top ten price records at auction have all been set since May 2021, with six of the top ten price records achieved in 2022 and 2023. Singer's auction records are led by Happening (2014), which sold for $5,253,000 at Sotheby's New York on May 19, 2022, followed by Untitled (Tuesday) (2017), which sold for $4,498,457 (HKD 35,050,000) at Christie's Hong Kong on December 1, 2021, and Untitled (2018), which sold for $4,144,000 at Phillips New York on June 23, 2021.

AS OF AUGUST 21, 2023, THE ARTIST'S TOP TEN PRICE RECORDS AT AUCTION HAVE ALL BEEN SET SINCE MAY 2021, WITH SIX OF THE TOP TEN PRICE RECORDS ACHIEVED IN 2022 AND 2023. SINGER'S AUCTION RECORDS ARE LED BY HAPPENING (2014), WHICH SOLD FOR $5,253,000 AT SOTHEBY'S NEW YORK ON MAY 19, 2022, FOLLOWED BY UNTITLED (TUESDAY) (2017), WHICH SOLD FOR $4,498,457 (HKD 35,050,000) AT CHRISTIE'S HONG KONG ON DECEMBER 1, 2021, AND UNTITLED (2018), WHICH SOLD FOR $4,144,000 AT PHILLIPS NEW YORK ON JUNE 23, 2021.

AUCTION RESULTS FOR SIMILAR WORKS[1,2]


$5M
$3.8M
$2.5M
$1.3M
2018
2019
2019
2019
2020
2020
2020
2021
2021
2021
2022
2022
2023
2023

Avery Singer (b. 1987, New York, NY) is a prolific contemporary artist who expands the definition of a painting by incorporating new digital illustration techniques onto hand-painted canvases. Singer, whose parents, Janet Kusmierski and Greg Singer, are both artists, was encouraged to pursue her creative interests in photography, film, and drawing at a young age. She studied abroad at the Städelschule, Frankfurt am Main, in 2008 and received her bachelor's of fine arts from Cooper Union in New York in 2010. While a student, she explored performance, video, carpentry, metal casting, and welding. It was not until shortly after she graduated that she discovered the artistic potential of Google SketchUp, a 3D modeling program frequently used for exhibition design. She developed a unique airbrushed geometric style, which uses computer programming software and industrial materials to obscure the presence of her physical intervention on hand-painted canvases. Humor and absurdism, as they relate to art history and contemporary culture, also play an active role in the artist's conceptual practice. References to influential art historical movements in Modernism like Constructivism, Futurism, and Cubism feature heavily in her blocky style and figurative compositions. In 2013, Singer attended the prestigious Skowhegan School of Painting and Sculpture, Skowhegan, Maine. That same year, she held her first solo exhibition at Kraupa-Tuskany Zeidler in Berlin. Titled The Artists, the works in this exhibition parodied artistic tropes like artistic bravado, inebriation, and narcissism. In 2019, her first self-portrait, Self Portrait (Summer 2018) (2018), was exhibited at the 58th Venice Biennale. She has been recognized internationally for her contributions to contemporary art and received the Louis Comfort Tiffany Foundation Biennial Award in 2015, the Jean-François Prat Prize in 2017, and the Cooper Union Visionary Award for Trailblazing in 2020. As of August 21, 2023, Singer continues to live and work in New York City.





AVERY SINGER



IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized appreciation rate for a given artwork based on its purchase and sale at auction, including buyer's commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase, or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money. This video is not an offer of investment advice or a recommendation to buy or sell a particular security.

2. The chart below captures the historical data for selected auctions sales transactions, which are similar to the Artwork. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Artwork by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise paintings by Avery Singer with the following criteria: Paintings that measure between 60 and 100 inches in size. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Artwork, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth below is useful in determining the value of the Artwork and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table below, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 35% CAGR implied from selected sales occurring from November 15, 2018 to May 28, 2023.

3. A "record price" reflects the highest hammer price (excluding auction house buyer's premium) achieved at a public auction for any artwork by a particular artist. The art market considers the progression of record hammer prices to be an indication of an artist's market momentum and growth rate. Paintings by Avery Singer have a record price compound annual growth rate ("CAGR") of 160.2% from October 6, 2017 to December 31, 2022. This calculation is based on (i) a record price of $28,711 on October 6, 2017, the earliest date that a painting by the artist was sold at public auction according to publicly available data and (ii) $4,300,000, the most recent record price as of December 31, 2022, the date that the Masterworks internal public sale database was last populated with artist market records. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past record hammer price trends may not be indicative of future trends.

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